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                                                                    EXHIBIT 12.1


                               POPULAR, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)


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
                                                                                      Year Ended December 31,
                                                                  --------------------------------------------------------------


                                                                     2000          1999          1998        1997        1996

Income before income taxes                                           375,748       340,224       306,691     284,026     256,027


Fixed charges :

   Interest expense                                                1,167,396       897,932       778,692     707,348     591,540
   Estimated interest component
     of net rental payments                                           13,110        10,970         8,817       7,779       7,065

   Total fixed charges including
     interest on deposits                                          1,180,506       908,902       787,509     715,127     598,605

   Less: Interest on deposits                                        529,373       452,215       411,492     366,528     350,221

   Total fixed charges excluding
     interest on deposits                                            651,133       456,687       376,017     348,599     248,384


Income before income taxes and
 fixed charges(including interest
   on deposits)                                                   $1,556,254    $1,249,126    $1,094,200    $999,153    $854,632

Income before income taxes and
 fixed charges(excluding interest
   on deposits)                                                   $1,026,881    $  796,911    $  682,708    $632,625    $504,411

Preferred stock dividends                                              8,350         8,350         8,350       8,350       8,350



Ratio of earnings to fixed charges

   Including Interest on Deposits                                        1.3           1.4           1.4         1.4         1.4

   Excluding Interest on Deposits                                        1.6           1.7           1.8         1.8         2.0

Ratio of earnings to fixed charges & Preferred Stock Dividends

   Including Interest on Deposits                                        1.3           1.4           1.4         1.4         1.4

   Excluding Interest on Deposits                                        1.6           1.7           1.8         1.8         2.0
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